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                                                                      EXHIBIT 12


                 AMERITRUCK DISTRIBUTION CORP. AND SUBSIDIARIES

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                      (In thousands, except ratio amounts)
                                  (Unaudited)



                                                            Three Months Ended
                                                                 March 31,
                                                            -------------------
                                                              1998*      1997*
                                                              ----       ----

Earnings:
 Loss before income taxes and extraordinary items           $(6,643)   $(2,920)
                                                            -------    -------

Fixed charges:
 Interest expense and amortization of debt discount
  and premium on all indebtedness                             6,034      4,494

 Portion of rent under long-term operating leases
  representative of an interest factor                        1,429        683

 Redeemable preferred stock dividend requirements                55          -
                                                             -------    -------
     Total fixed charges                                      7,518       5,177
                                                             -------    -------

Earnings before income taxes and fixed charges               $   875    $ 2,257
                                                             =======    =======
Ratio of earnings to fixed charges (1)                             -          -
                                                             =======    =======


(1) The Company's earnings were insufficient to cover fixed charges by $6,643 and $2,920 for the three months ended March 31, 1998 and 1997, respectively.



 * Comparisons between periods are affected by acquisitions see Note 2 contained in the unaudited Notes to Consolidated Financial Statements.